Telestone Technologies Corporation Reports Record Third Quarter Results; Revenues Up 128%, Net Income Increases 184.0%, EPS up 178%

•	Company confident to meet 2010 guidance: Revenues of $129.4 million; $22.9 million in net income and $2.17 in EPS

•	Fiber Optic WFDS™ Installations Account for 23.5% of Revenues; Telestone completes 364 Commercial and Business Contracts

BEIJING, China, November 15, 2010 -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq: TSTC), a leading developer and provider of telecommunications local access network solutions based in China, today announced its financial results for its third quarter ended June 30, 2010.

Third Quarter 2010 Highlights

•	Revenue was $43.1 million, up 128.2% from 3Q2009
•	Company secured approximately 23.5% of revenues from WFDS™ installations;
•	Q3 2010 gross margins were 45.3%, exceeding management guidance of 42%
•	Net income up 184.0% from Q3 2009; $1.14 in fully diluted EPS
•	Company announced first US-based WFDS™ contract for a Houston-based hospital on August 9, 2010

Summary Financials

Third Quarter 2010 Results
	3Q 2010	3Q 2009	CHANGE
Net Sales	$ 43.1 million	$ 18.9 million	+ 128.2%
Gross Profit	$ 19.5 million	$8.9 million	+ 119.2%
Net Income	$ 12.1 million	$ 4.2 million	+ 184.0%
EPS (Diluted)	$1.14	$0.41	+ 178.0%

"Our performance in the third quarter showed a marked acceleration in our business and is consistent with our growth expectations for the year,” began Han Daqing, CEO and Chairman of Telestone.  “Investments in sales and marketing earlier this year helped ensure our WFDS systems were chosen as the last mile network of choice at targeted installation sites and we have seen a dramatic pickup in our installations year long.  Having secured a solid backlog of both 3/G and WFDS™ contracts and installations, we are confident in achieving our full year guidance of $129.4 million in revenues and $22.9 million in net income.”

Business Overview and Third Quarter 2010 Financial Performance

For the three months ended September 30, 2010 Telestone revenues increased 128.2% to $43.1 million.   Product revenues increased 57.8% to $17.5, while professional services revenues increased 228.3% to $25.6 million.   Increases in professional services are representative of the Company’s value provided to its Big 3 telecommunication customers and building owner who have opted for fiber optic installations versus traditional booster-antenna 2/G or 3/G systems.  WFDS-enabled solutions accounted for 23.5% of sales for the quarter and Telestone’s backlog of projects it plans to complete in 2010 was $61.5 million by September 30, 2010.

Corresponding gross profit was $19.5 million, an increase of 119.2% year-over-year.  Gross margins for the quarter were 45.3%, and resulted from WFDS™ installations, which contribute margins of between 45-50%.
Selling, general and administrative expenses (SG&A) were $5.2 million, accounting for 11.9% of total revenues, as compared to $3.2 million or 16.9% of total revenues, for the corresponding period of 2009.    The increase in sales and marketing costs are directly attributed to efforts to secure WFDS™ systems for 3/G networks from the “Big 3”.  The sales efforts began in the second quarter of the 2010 year and extended into the third quarter of 2010.  The result of additional sales and marketing expenses through both quarters resulted in a significant increase in revenues and profits for the period ended September 30, 2010.

Operating income in the third quarter of 2010 grew 155.8% to $14.1 million, with operating margin expanding 360 basis points to 32.7%.  For the three months ended September 30, 2010, net income of $12.1 million represented an increase of 184.0% from the same period in 2009.  Based on 10.6 million shares, earnings per weighted average diluted shares increased 178.0% to $1.14 per share for the quarter, compared to $0.41 in the same period of 2009.

Nine Months Results

Period Ended September 30, 2010
	9M2010	9M2009	CHANGE
Net Sales	$ 70.9 million	$ 38.9 million	+ 82.1%
Gross Profit	$ 32.0 million	$18.6 million	+ 71.7%
GAAP Net Income	$ 12.6 million	$7.4 million	+ 71.7%
GAAP EPS (Diluted)	$1.20	$0.71	+ 69.0%
Adjusted Net Income*	$ 15.2 million	$ 7.4 million	+ 105.4%
Adjusted EPS (Diluted)*	$1.43	$0.71	+ 101.4%
* Adjusted net income reported by the Company in the first nine months of 2010 excludes a non-cash stock-based compensation charge of $2.1 million related to the issuance of stocks to certain directors of Shandong Guolian Telecommunications Technology, and a one-time noncash stock-based compensation charge of $0.5 million for professional services rendered.

Total revenue for the first nine months of fiscal 2010 was $70.9 million, up 82.1% from $38.9 million in the prior year's period.  Revenues from WFDS™ installations accounted for approximately 24.5% of revenue in the nine months of the year. China Mobile accounted for 57.7% of revenues, China Unicom accounted for 29.6% of revenues and China Telecom accounted for 11.4% of revenues for the first nine months of 2010.

Gross profit in the first nine months of 2010 increased 71.7% to $32.0 million, while gross profit margins of  45.1%  exceeded guided gross margins expectations of 42% for the year.

Selling, general and administrative (SG&A) expenses in the first nine months of fiscal year 2010 were $15.9 million compared to $8.5 million in the prior year's period, as a result of increased sales and marketing costs incurred mostly in the second quarter of the year.  Additionally, during the first quarter of fiscal 2010 the general administrative expenses were allocated a non-cash charge of $2.6 million related to the issuance of stock to Shandong Guolian Telecommunications Technology Limited in connection with Telestone’s acquisition of the company in 2007 and professional services rendered.  Excluding the effects of the non-cash charge, the SG&A expenses would have been $13.1 million.

Operating income in the first nine months of 2010 was $15.2 million, an increase of 62.8%. Excluding the effects of the previously-mentioned non-cash charge of $2.6 million, operating income was $17.8 million, an increase of 89.4% year over year.  Adjusted operating income margins for the first nine months of 2010 were 25.1%.

GAAP net income for the first nine months of 2010 was $12.6 million, compared to $7.4 million in the prior year's corresponding period, a 71.7% increase year over year. Adjusted net income excluding the aforementioned non-cash expenses is $15.2 million, an increase of 105.4% year over year.

Earnings per weighted average diluted share were $1.20 based on 10.6 million diluted shares, while adjusted earnings were $1.43 per share, compared to $0.71 in the year ago period.

Financial Position

Cash and cash equivalents improved by approximately $2.1 million from June 30, 2010 to $9.8 million. The current ratio at September 30, 2010 was 2.0-to-1 compared to 2.2-to-1 at December 31, 2009. Accounts receivable and inventories were $134.1 million and $2.7 million at September 30, 2010 compared to $89 million and $4.4 million, respectively at December 31, 2009. Short-term bank loans grew by $2.9 million to $8.8 million from the end of 2009. The Company secured a new bank line from the Bank of Beijing for approximately $44 million in September 2010. Management believes it has sufficient funds available to achieve its growth targets.

Guidance, Backlog and Business Outlook

Telestone is reaffirming guidance of $129.4 million in revenue, $22.9 million in net income and $2.17 in EPS for the 2010 year.    Telestone’s backlog of installations slated for completion, inspection and final billing to their customers in the fourth quarter total $61.5 million by September 30, 2010.

Based on news provided to the market by other last mile network installers in China and convergence projects announced recently, the Chairman of Telestone, Mr. Han Daqing, stated, "To meet the network convergence plans, we launched WFDS™-ULAN(Unified Local Access Network) in the first quarter of this year and gained traction and market acceptance in the first nine months of the year.  We were one of the first network installers to address this market.  Long term, we believe that our solution will become the preferred choice by the telecom carriers in China.   In addition to our WFDS-ULAN application to the telecom carriers, over the next six months we plan to launch WFDS-UOINS (Unified Office Information Network System) geared towards small, medium and large businesses. The solution will replace the traditional office local access network (“LAN”) and provide customers numerous advantages. Within the next 12 months, we will also roll out WFDS-UPCMS (Unified Premises Control & Management System) for properly owners, landlords, and building managers that address inefficient control and building monitoring systems available today.  Finally, within the next 24 months, we will hope to launch WFDS-UPINS (Unified Premises Information Network System) for large industrial and commercial zones, which will enable all three applications mentioned above within one integrated ‘cloud’ network. We are confident that with these new WFDS-focused product developments and network designs, Telestone will become a worldwide leader in the industry.”

Third Quarter Earnings Conference Call

To attend the call, please use the dial-in information below.
Conference Date:	Monday, November 15, 2010
Conference Time:	9.00 a.m. Eastern Time
Duration:	1 hour
U.S. Participants:	US +1.866 242 1388
China Participants:	108002640084 / 108006400084
International Participants:	+ 612 8823 6760
Password:	Telestone2010
Call Title:	"Telestone Technologies Corporation Q3 2010 Earnings Call"
Webcast:	http://www.corpasia.net/cancast/us/index.php?id=usTSTC_1&version=e

Please dial in at least 10-minutes before the call to ensure timely participation. This call is also being webcast and can be accessed by clicking on this link http://www.corpasia.net/cancast/us/index.php?id=usTSTC_1&version=e

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed and commercialized its third generation technology for the local access network, WFDS™ (Wireless Fiber-Optic Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For further information, contact:

Company:

Richard Wu, VP Finance
Tel:   +86-10-6860 8335
Email: wupeidong@telestone.com

Feng Dan, Investor Relations Associate
Tel:   +86-10-6860 8335
Email: fengdan@telestone.com

Investor Relations:
John Mattio     HC International Inc.
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net

Telestone Technologies Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income
Three months and nine months ended September 30, 2010 and 2009

	(Unaudited)		(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	US$’000	US$’000	US$’000	US$’000
Operating revenues:
Net sales of equipment	17,518	11,099	29,678	21,504
Service income	25,583	7,792	41,174	17,413

Total operating revenues	43,101	18,891	70,852	38,917

Cost of operating revenues:
Cost of net sales	9,841	7,099	16,709	13,738
Cost of service	13,719	2,878	22,165	6,558

Total cost of operating revenues	23,560	9,977	38,874	20,296

Gross income	19,541	8,914	31,978	18,621

Operating expenses:
Sales and marketing	4,445	2,007	11,349	6,035
General and administrative	714	1,182	4,530	2,503
Research and development	216	138	631	467
Depreciation and amortization	75	79	227	253

Total operating expenses	5,450	3,406	16,737	9,258

Operating income	14,091	5,508	15,241	9,363
Interest expense	(122)	(40)	(382)	(170)
Other income, net	282	83	811	372

Income before income taxes	14,251	5,551	15,670	9,565
Income taxes	(2,199)	(1,308)	(3,028)	(2,203)

Net income	12,052	4,243	12,642	7,362

Other comprehensive income
Foreign currency translation adjustment	-	(27)	-	104

Total comprehensive income	12,052	4,216	12,642	7,466

Earnings per share:

Weighted average number of common stock outstanding
Basic	10,558,264	10,404,550	10,540,390	10,404,550
Dilutive effect of warrants	-	-	12,061	-

Diluted	10,558,264	10,404,550	10,552,451	10,404,550

Net income per share of common stock
Basic (US$)	1.14	0.41	1.20	0.71
Diluted (US$)	1.14	0.41	1.20	0.71

Condensed Consolidated Balance Sheets
Nine months ended September 30, 2010 and 2009

	(Unaudited) As of September 30,	As of December 31,
	2010	2009
ASSETS	US$’000	US$’000

Current assets:
Cash and cash equivalents	9,805	11,233
Accounts receivable, net of allowance	134,051	89,005
Due from related parties	1,963	1,963
Inventories, net of allowance	2,701	4,442
Prepayments	798	1,223
Other current assets	4,436	4,574

Total current assets	153,754	112,440

Goodwill	3,119	3,119
Property, plant and equipment, net	1,279	1,181

	4,398	4,300

Total assets	158,152	116,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	8,776	5,850
Accounts payable – Trade	21,341	15,678
Customer deposits for sales of equipment	1,722	1,582
Due to related parties	5,599	4,947
Income tax payable	10,288	7,132
Accrued expenses and other accrued liabilities	30,005	16,473

Total current liabilities	77,731	51,662

Commitments and contingencies

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued
Common stock and paid-in-capital, US$0.001 par value: Authorized – 100,000,000 shares as of September 30, 2010 and December 31, 2009
Issued and outstanding – 10,558,264 shares as of September 30, 2010 and 10,404,550 shares as of December 31, 2009	11	11
Additional paid-in capital	21,690	18,989
Dedicated reserves	5,836	4,807
Accumulated other comprehensive income	5,682	5,682
Retained earnings	47,202	35,589

Total stockholders’ equity	80,421	65,078

Total liabilities and stockholders’ equity	158,152	116,740

Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2010 and 2009

	(Unaudited)
	Nine months ended September 30,
	2010	2009
	US$’000	US$’000
Cash flows from operating activities
Net income	12,642	7,362
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	227	253
(Reversal of) Allowance for doubtful accounts	(352)	1,163
Loss on disposal of property, plant and equipment	2	-
Stock-based compensation	2,701	-
Changes in assets and liabilities:
Accounts receivable	(44,694)	(17,009)
Due from related parties	-	164
Inventories	1,741	913
Prepayments	425	577
Other current assets	138	1,253
Accounts payable	5,663	3,562
Customer deposits for sales of equipment	140	493
Due to related parties	652	35
Income tax payable	3,156	(105)
Accrued expenses and other accrued liabilities	13,532	(1,718)

Net cash used in operating activities	(4,027)	(3,057)

Cash flows from investing activities
Proceeds from disposal of property, plant and equipment	1	-
Purchase of property, plant and equipment	(328)	(366)

Net cash used in investing activities	(327)	(366)

Cash flows from financing activities
Repayment of short-term bank loans	(3,656)	(2,918)
Short-term bank loans raised	6,582	3,656

Net cash from financing activities	2,926	738

Net decrease in cash and cash equivalents	(1,428)	(2,685)

Cash and cash equivalents, beginning of the period	11,233	7,866

Effect on exchange rate changes	-	107

Cash and cash equivalents, end of the period	9,805	5,288

Supplemental disclosure of cash flow information
Interest received	79	7
Interest paid	(294)	(76)
Tax paid	(227)	(2,587)